Exhibit 10.33
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (the “Agreement”) dated as of August 14, 2006 (“Effective Date”) by and between Verint Systems Inc. (the “Company”) and Douglas E. Robinson (“Executive”).
The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;
Executive desires to accept such employment and enter into such an agreement;
In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1. Term of Employment. Subject to the provisions of Section 9 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on August 13, 2008 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with August 14, 2008 and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.
2. Position.
a. During the Employment Term, Executive shall serve as Vice President, Chief Financial Officer and Principal Accounting Officer of the Company, provided, however, that Executive shall not serve in such position until the Company has filed its Annual Report, 10-K for fiscal year ended January 31, 2006, as well as its Quarterly Report, 10-Q for quarters ended April 30, 2006 and July 31, 2006. In such position, Executive shall perform the duties of the type customarily performed by persons serving in a similar executive capacity. Executive shall perform such other executive level responsibilities, commensurate with his status as CFO, that are reasonably assigned to Executive from time to time by the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company.
b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Audit Committee of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Audit Committee of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 10.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $325,000, payable in regular installments in accordance with the Company’s payroll practices for senior executive officers. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
4. Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) the target for which shall be sixty-percent (60%) of Executive’s Base Salary (the “Target”) based upon the achievement of performance goals established by the Compensation Committee of the Board (the “Committee”). Executive’s Annual Bonus for the fiscal year ending January 31, 2007 shall be prorated to reflect the period of employment from and after the Effective Date. The Annual Bonus, if any, shall be paid on the ordinary payroll date immediately before or immediately after the tenth (10th) business day following the Company’s filing its SEC Form 10-K, Annual Report, for the fiscal year to which the bonus applies.
5. Equity Arrangements.
a. Restricted Stock. Executive shall receive an initial grant of 15,000 shares of restricted stock. Such grant shall be made in accordance with the terms of the Verint Systems Inc. 2004 Stock Incentive Compensation Plan (the “Stock Plan”) and shall vest in equal installments annually over three years from the Effective Date. To the extent that the vested restricted stock on each vesting date does not have a gross income value of $130,000, then the Company shall pay to Executive in cash the amount of any such shortfall, such amount payable in a single payment in accordance with the Company’s payroll practices for senior executive officers but no later than two and one-half (2 1/2) months following the end of the fiscal year in which such restrict stock vests.
b. Stock Options. Executive shall receive an initial grant of 40,000 options to acquire common stock of the Company. Such grant shall be made in accordance with the terms of the Stock Plan, shall be valued at fair market value (as defined in the Stock Plan) on the grant date and shall vest in equal installments annually over four years from the Effective Date.
c. Grant Date. Such grants of restricted stock and stock options shall occur as soon as reasonably practicable after the Company files all required reports under the Securities Exchange Act of 1934 and determines that the Company’s equity compensation plan is properly registered under applicable securities law.

d. Change of Control. Upon the occurrence of a Change in Control, all outstanding stock options shall immediately vest and become exercisable and the restriction period (including vesting requirements) on any restricted stock shall lapse. For purposes of this Agreement, Change in Control shall mean (i) the acquisition by any person, entity or affiliated group (other than Comverse Technology, Inc.), in one or a series of transactions, of more than 50% of the voting power of the Company, (ii) the requirement that any person, entity or affiliated group (other than Comverse Technology, Inc.) consolidate with its financial results the financial results of the Company, (iii) a merger or consolidation in which the holders of the Company’s equity securities would not be holders of 50% or more of the voting power of the merged or consolidated entity, (iv) a sale of all or substantially all of the Company’s assets, or (v) during any period of two consecutive years, individuals who constitute the Board at the beginning of such period (including directors whose subsequent election to the Board or nomination for election by the Company’s shareholders was approved by vote of at least a majority of the directors at the beginning of such two-year period) cease to constitute at least a majority of the Board.
6. Employee Benefits. During the Employment Term, Executive shall receive employee benefits and be eligible to participate in all employee benefit plans in a manner commensurate with other senior executive officers of the Company.
7. Business Expenses; Perquisites; Vacation.
a. Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
b. Perquisites. Executive shall receive a car allowance of $1,000 per month, and an annual allowance of $10,000 per fiscal year for legal, tax and financial advice which shall be reimbursed by the Company in accordance with its expense reimbursement policies and procedures.
c. Vacation. Executive shall be entitled to four (4) weeks of paid vacation per calendar year, which shall accrue in accordance with the Company’s vacation accrual policies.

8. Clawback. Notwithstanding anything to the contrary, if the Company’s financial statements are required to be restated due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Executive shall, at the request of the Committee, return or forfeit, as applicable, all or a portion (but no more than one-hundred percent (100%) of any bonus or incentive award made to Executive with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from Executive shall be the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable to Executive had the financial statements been initially filed as restated, (including, but not limited to, the entire award) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from Executive, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to Executive under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s compensation practices, or (iv) by any combination of the forgoing.
9. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company advance written notice of any resignation of Executive’s employment based on as follows (except as set forth in Section 9(b)(ii)(B) where such notice is at least 90 days):

Resignation during the first 12 months following the Effective Date.	at least 30 days notice

Resignation during the period between 12 and 24 months following the Effective Date.	at least 35 days notice

Resignation during the period between 24 and 36 months following the Effective Date.	at least 40 days notice

Resignation during the period between 36 and 48 months following the Effective Date.	at least 45 days notice
Notwithstanding any other provision of this Agreement, the provisions of this Section 9 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.
a. Termination By the Company For Cause or By Executive Resignation Without Good Reason.
(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 9(b)); provided that Executive will be required to give the Company at least 90 days advance written notice of a resignation without Good Reason.

(ii) For purposes of this Agreement, “Cause” shall mean: (A) conviction of, or plea of guilty or nolo contendere to, a felony or indictment for a crime involving dishonesty, fraud or moral turpitude; (B) willful and intentional breach by Executive of Executive’s obligations to the Company or of the Agreement which is materially harmful to the Company; (C) willful misconduct, or any dishonest or fraudulent act or omission which is materially harmful to the Company; (D) a violation of any securities or financial reporting laws, rules or regulations or any policy of the Company relating to the foregoing; (E) violation of the Company’s policies on harassment, discrimination or substance abuse; or (F) Executive’s gross negligence, gross neglect of duties or gross insubordination; provided that Executive does not cure such misconduct described in (B), (C) or (F), or such misconduct is not susceptible to cure, within 15 days following his receipt from the Company of written notice of the same. No termination for Cause shall be effective unless made by a majority of the Board, at a meeting of the Board, held for such purpose, where Executive and his counsel had on opportunity, on at least 15 days notice, to be heard before the Board.
(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:
(A) the Base Salary through the date of termination;
(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4;
(C) to the extent permitted by the Company’s vacation policy, payment for accrued but unused vacation;
(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights” ).
Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 9(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
b. Termination By the Company Without Cause, Resignation by Executive for Good Reason or an At-Will Employment Termination.
(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason or, following the expiration of this Agreement, Executive’s employment may be terminated in an At-Will Employment Termination (as described in Section 9(e)(ii)).

(ii) For purposes of this Agreement, “Good Reason” means (A) the failure of Executive to be appointed to the positions as set forth above or a significant reduction in Executive’s duties, position or reporting status; (B) the assignment to Executive of duties inconsistent with Executive’s status as Chief Financial Officer (as set forth in Section 2(a) above) or an adverse alteration in the nature of Executive’s duties and/or responsibilities, reporting obligations, titles or authority, provided, however, that in the case where such an assignment or alteration is due solely to the Company ceasing to be an issuer of registered securities, Executive will be required to give the Company at least 90 days advance written notice of resignation of Executive’s employment; (C) a reduction by the Company in Executive’s Base Salary or Bonus Target; and (D) the relocation of Executive’s own office location by more than 50 miles; provided that the events described Section 9(b)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.
(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason or, following the expiration of this Agreement, Executive’s employment is terminated in an At-Will Employment Termination, Executive shall be entitled to receive:
(A) the Accrued Rights; and
(B) subject to Executive’s continued compliance with the provisions of Sections 10 and 11:
(1) continued payment of the Base Salary, as in effect on the date of termination of Executive’s employment, for a period equal to the greater of (x) twelve months after the date of such termination or (y) the expiration of the Employment Term determined as if such termination had not occurred, in each case, payable monthly for the applicable period;
(2) An amount equal to 150% of the average Annual Bonus actually paid for the three most recently completed years (or, if three years have not been completed, such fewer number of completed years, or, if no year has been completed, Target), such amount to be payable in equal monthly installments over an 18 month period following such termination;

(3) Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of twelve (12) months following the date of termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating (“Continued Benefits”). Additionally, Executive shall receive a “gross up” payment to offset income taxes, FICA and any other payroll taxes in respect of imputed income associated with such benefits which shall be paid in a lump sum with the first installment of the salary continuation described in paragraph (1) above. Executive shall be entitled to full COBRA rights following termination of Continued Benefits, offset to the extent of the twelve (12) month benefits period referred to in the preceding sentence.
Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason or, following the expiration of this Agreement, Executive’s employment is terminated in an At-Will Employment Termination, except as set forth in this Section 9(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
c. Death.
(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death.
(ii) Upon termination of Executive’s employment hereunder upon Executive’s death, Executive’s estate shall be entitled to receive:
(A) the Accrued Rights; and
(B) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, based on actual company performance, payable as soon as practicable following date of termination.
(C) Continued Benefits for the benefit of Executive’s spouse and dependents for a period of twelve (12) months following the date of death. Additionally, Executive’ estate shall receive a “gross up” payment to offset income taxes, FICA and any other payroll taxes in respect of imputed income, if any, associated with such benefits which shall be paid in a lump sum as soon as practicable following date of termination. Executive’s spouse and dependents shall be entitled to full COBRA rights following termination of Continued Benefits, offset to the extent of the twelve (12) month benefits period referred to in the preceding sentence.
Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 9(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Disability.
(i) The Employment Term and Executive’s employment hereunder shall be terminated by the Company if Executive becomes disabled within the meaning of the Company’s applicable long-term disability plan then in effect.
(ii) Upon termination of Executive’s employment hereunder for Disability, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
(A) the Accrued Rights; and
(B) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, based on actual company performance, payable as soon as practicable following date of termination.
(C) Base Salary and Continued Benefits for the longer of (x) six (6) months or (y) the date on which Executive becomes entitled to long-term disability benefits under the applicable plan or program of the Company. Executive shall be entitled to full COBRA rights following termination of Continued Benefits, offset to the extent of the continuation period referred to in the preceding sentence.
Following Executive’s termination of employment due to Disability, except as set forth in this Section 9(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
e. Expiration of Employment Term.
(i) Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c) or (d) of this Section 9, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights.
Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 9(e)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Continued Employment Beyond the Expiration of the Employment Term; At-Will Employment Termination. Continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company, provided that the provisions of Sections 10, 11 and 12 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder. If Executive becomes an at will employee following the expiration of this Agreement and his employment is subsequently terminated by the Company without Cause (an “At-Will Employment Termination”), Executive shall be entitled to the compensation and other benefits set forth in Section 9(b)(iii).
f. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. For purposes of termination of employment in the case of Disability, date of termination shall be thirty (30) days from receipt by Executive of the Notice of Termination and Executive has not returned to work.
g. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, if applicable, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.
h. No Mitigation; No Offset. In the event of any termination of Executive’s employment under this Section 9, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain. Notwithstanding anything contained in this Agreement to the contrary, all compensation and benefits payable under this Section 9 shall be reduced by any other compensation and benefits payable under any severance or change-in-control plan, program, policy or arrangement of the Company in which Executive is a participant.
i. Return of Company Property. Immediately following the date of any termination of Executive’s employment, Executive or his personal representative shall immediately return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients.

j. Waiver and Release. As a condition precedent to receiving the compensation and benefits provided under Sections 9(b) and 9(d), Executive shall execute a waiver and release substantially in the form attached to this Agreement as Schedule A.
10. Non-Competition; Non-Solicitation;
a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(i) During the Employment Term and, for a period of two years following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:
(A) with whom Executive had personal contact or dealings on behalf of the Company during Executive’s employment;
(B) with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during Executive’s employment; or
(C) for whom Executive had direct or indirect responsibility during Executive’s employment.
(ii) During the Restricted Period, Executive will not directly or indirectly:
(A) engage in any activity, whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as set forth in Section 10(a)(iii) below), directly or indirectly, that competes with the business of the Company or its affiliates, without the Company’s prior written consent where either (x) the competitor generates at least twenty-five percent (25%) of its revenues from one or more Company Lines of Business (as defined below) or (y) any company identified as a competitor in the Company’s most recent Annual Report on Form 10-K, plus no more than five (5) additional companies, engaged in one or more of the Company Lines of Business, set forth on Exhibit B hereto that the Company may update from time to time in its sole discretion, provided, however, that Exhibit B may not be updated more than twice in any fiscal year and that Executive shall be given 30 days written notice of any change in Exhibit B, (each, a “Competitive Business”).

“Company Lines of Business” shall mean the design, manufacture, implementation, integration, sale or marketing of systems or software whose primary purpose is: (x) recording, storage and/or analysis of communications (irrespective of the medium) between customers or end users, on the one hand, and contact centers, on the other hand, (y) the recording, storage, analysis and/or digitization of video images for security or surveillance of public and privately owned facilities, and (z) surveillance and/or interception for governments or law enforcement agencies on telecommunications networks.
(B) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, licensee or other business relation of the Company or its affiliates.
(iii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(iv) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates;
(B) solicit from or encourage any consultant then under contract with the Company or its affiliates to cease to work with the Company or its affiliates; or,
(C) hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
11. Confidentiality
(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (A) retain or use for the benefit, purposes or account of Executive or any other Person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
(v) The provisions of Section 11 shall survive the termination of Executive’s employment for any reason.
12. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
13. Miscellaneous.
a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
b. Arbitration; Legal Fees. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association. Executive and the Company shall mutually select the arbitrator. If Executive and the Company cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All arbitration costs and all other costs, including but not limited to reasonable attorneys’ fees incurred by each party, shall be borne by the Company; provided, however, that if the arbitrator finds that Executive’s claims are frivolous or without merit, then the arbitration costs shall be shared equally by both parties and all other costs shall be borne by the party incurring such cost.

c. Indemnification. The Company and its successors and/or assigns will indemnify, hold harmless, and defend Executive to the fullest extent permitted by applicable law and the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against Executive arising out of or related to any action taken or not taken in Executive’s capacity as an employee or officer of the Company or any of its affiliates. In addition to the above indemnification, Executive shall be covered, in respect of Executive’s activities as an officer of the Company or any of its affiliates, by the Company’s (or any of its affiliates’) Directors and Officers liability policy with top rated insurer with the usual coverage and deductibles in a total policy amount not to be less than $10,000,000 or other comparable policies, if any, obtained by the Company’s (or any of its affiliates’) successors, to the fullest extent permitted by such policies.
d.  Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
e. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
f. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
g. Assignment. This Agreement, and all of Executive’s rights and obligations hereunder, shall not be assignable or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution, without the consent of the Company. This Agreement, and all of the Company’s rights and obligations hereunder, shall not be assignable or transferred by the Company without the consent of Executive except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

h. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder (including any reimbursement for COBRA premiums) as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code). Any payments or benefits delayed as a result of the preceding sentence shall be payable in a lump sum as soon as practicable following the expiration of such six-month period (or the earliest date as is permitted under Section 409A of the Code). Thereafter, payments will resume in accordance with the this Agreement.  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 13(h); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.
i. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
j. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Verint Systems Inc.
330 South Service Road
Melville, NY 11747
Attention: General Counsel
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.

k. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
l. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.
m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
n. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

VERINT SYSTEMS INC.		EXECUTIVE

/s/	Peter Fante	/s/ Douglas E. Robinson

By:	Peter Fante
Title:	General Counsel and Secretary

Date:	8-14-06	Date:	July 25, 2006

Exhibit A
RELEASE
This RELEASE (“Release”) dated as of this                                          day between                       (the “Company”), and                      (“Executive”).
WHEREAS, the Company and Executive previously entered into an employment agreement dated           , 20    under which Executive was employed by the Company (the “Employment Agreement”); and
WHEREAS, Executive’s employment with the Company (has been) (will be) terminated effective                               ; and
WHEREAS, pursuant to Section 9 of the Employment Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:
1. Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and any of its affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. If any court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ Executive without liability. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2. The Company and Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to indemnify Executive for his acts as an officer or director of Company in accordance with the bylaws of Company and the policies and procedures of Company that are presently in effect, (ii) to Executive with respect to certain compensation and benefits upon termination, pursuant to Section 9 of the Employment Agreement which are contingent upon the execution of this Release or (iii) to Executive and his eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company in which Executive and/or such dependents are participants.
3. Executive acknowledge that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event Executive elects to sign this letter agreement prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. Executive further understand that he has seven days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by                      within the 7 day period. Executive further acknowledge that he has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledge that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.
IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

By:
Name:
Title:

Exhibit B
(Competitive Business)
[None specified to date]